Exhibit 99.1

NovaCopper Announces Date of the Annual and Special Shareholders Meeting and Adopts Diversity Policy

VANCOUVER, March 8, 2016 /CNW/ - NovaCopper Inc. (TSX, NYSE-MKT: NCQ) ("NovaCopper" or the "Company") will hold the Company's 2016 Annual and Special Meeting of the Shareholders ("AGM") on Wednesday May 18, 2016 at 2:00pm Pacific Time at the offices of Blake, Cassels & Graydon LLP, Suite 2600, 595 Burrard Street, Vancouver, British Columbia.

Shareholders as of the record date of March 21, 2016 ("Record Date") will be eligible to vote at the AGM.  Meeting materials including the Company's Management Information Circular, will be available on the Company's website and mailed to all shareholders as of the Record Date on or after March 29, 2016.

The Company's Board of Directors has approved changing the Company's name to Trilogy Metals Inc., subject to the approval by the shareholders at the AGM.  Pursuant to the Company's Articles, the resolution to change the Company's name must be approved by 66⅔% of the votes cast in person or by proxy at the AGM.

Mr. Igor Levental, a director of the Company since it went public in 2012, has advised that he would not be standing for re-election at the AGM as he takes on expanded responsibilities within the Electrum Group where he serves as President. The Board of Directors of the Company would like to thank Mr. Levental for his valuable contribution in establishing NovaCopper as a well-financed premier North American mine development and exploration company and wish him success in his future endeavors.

The Company is also pleased to announce the Company's Board of Directors ("Board") has approved the adoption of a Diversity Policy.  The Company recognizes and embraces the benefits of having a diverse Board and executive team and has developed and approved a written diversity policy.  All Board and executive appointments are made on merit, in the context of the skills, experience, independence and knowledge which the Board as a whole requires to be effective.  The Board recognizes that gender diversity is a significant aspect of diversity and acknowledges the role that women, with the right skills and experience, can play in contributing to boardroom and executive level decision making.  The Board has set an aspirational target to ensure that at least 25% of the Board is made up of women.  At the adoption of the policy, the Board had 12.5% female representation on the Board and 50% female representation on the executive team.

About NovaCopper

NovaCopper Inc. is a metals exploration company focused on exploring and developing the Ambler mining district located in northwestern Alaska. It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within NovaCopper's land package that spans approximately 143,000 hectares. NovaCopper has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer. The Company also owns 100% of the Titiribi Project located approximately 70 kilometers southwest of the city of Medellin, Colombia, in Antioquia department, within the historical Titiribi mining district.

More information on the Company, its properties and its management team is available on the Company's website at www.novacopper.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaCopper's expectations include the uncertainties involving the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for cooperation of government agencies and native groups in the development and operation of properties and infrastructure; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, metal grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risks and uncertainties disclosed in NovaCopper's Annual Report on Form 10-K for the year ended November 30, 2015 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other NovaCopper reports and documents filed with applicable securities regulatory authorities from time to time. NovaCopper's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NovaCopper assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

SOURCE NovaCopper Inc.

%CIK: 0001543418

For further information: NovaCopper Contact: Elaine Sanders, Chief Financial Officer, elaine.sanders@novacopper.com, 604-638-8088 or 1-855-638-8088

CO: NovaCopper Inc.

CNW 16:51e 08-MAR-16